Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

GLOBAL SOURCING AGREEMENT- IP EMEA

Between

Papeteries d’Espaly. a private limited liability company governed by the laws of France, with a share capital of 2 947 836,63 EUR, with its registered office at Espaly - 43000 Le Puy and registered under number 585 950 298 RCS Le Puy en Velay hereinafter referred to as “Supplier”,

Represented by:

And

IP Belgian Services Company SRL, a limited liability company existing under the laws of Belgium, with registered office at Chaussée de la Hulpe 166, B-1170 Brussels (Belgium), and registered in the Register of Legal Persons under the number RPM 0864.502.107, acting in the name and for the account of its affiliates as listed in Annex 1 “IP Facilities” hereinafter referred to as “International Paper” or

“IP”.

Supplier and IP are collectively referred to as the “Parties” and individually as a “Party”.

Whereas Supplier produces/distributes Boxes, hereinafter called the “Product(s)” and shall provide Services as defined by this contract, and International Paper is willing to buy said Products for its affiliate, the parties agree as follows.

1. SCOPE OF AGREEMENT

Supplier commits to sell and supply the Products under the terms and conditions of this Agreement.

This Agreement and the terms and conditions contained herein are applicable to all current stock, non-stock, and future new products within Supplier’s product lines that shall mutually be agreed to be appropriate for International Paper’s applications.

IP does not commit to supply Products exclusively from Supplier. Any volume or quantity is given as a best estimate or potential. IP does not guarantee the purchase of any specific volumes or quantities to Supplier.

2. TERM OF THE AGREEMENT / TERMINATION

The term of this Agreement is 3 years, beginning on May 1st, 2020 and ending on April 30th, 2022.

This Agreement may be extended for an additional period with the mutual agreement of both parties.

3. QUALITY

Supplier will supply the Products with the quality standards and service levels as defined in the specifications as agreed by both Parties. Both Parties will review on regular basis, at least quarterly, the past quality and service performance and will define corrective measures to improve quality and services levels.

Supplier is encouraged to propose a product of an alternate specification for any application where the supplier identifies an opportunity for reduces cost and/or greater value. Supplier basis for proposing and alternative specification must be clearly stated.

Supply of an alternate Product is subject to IP’s prior approval, and if needed Trial procedures as described in Annex 4 “Product Specification” will be needed.

4. PRICES / TITLE AND RISK OF LOSS / PRICE PROTECTION / PAYMENT TERMS

All prices are in EUROS and will be adjusted quarterly based on the Price Revision Formula attached in Annex 2.

Any price surcharge that is not clearly defined as such in this Agreement is supposed to be included in prices attached in Annex 2.

All prices are DAP IP Saillat (Incoterms 2010), VAT excluded. Supplier shall provide transportation for all products purchased by IP via either Supplier’s vehicles, Distributor’s vehicles, or common carrier.

IP shall, at all times during the term of this Agreement, monitor third parties’ prices for the same or similar Products and have the ability to buy from that third party supplier if Supplier does not match third party’s lower prices for the same or similar products and specifications.

The Payment Terms for all orders from IP being placed with Supplier using traditional purchase orders, blanket order releases and EDI purchase orders is 60 [sixty] days from Invoice date and after the Products invoiced have been delivered to the appropriate affiliate.

5. DELIVERIES TIMES / INVENTORIES

Time is of the essence, Supplier shall always respect previously agreed delivery times.

After receiving and accepting the IP’s order by Supplier otherwise Supplier is obliged to liquidated damages of 2% of value of claimed delivery per day for each delivery that is delivered late will apply, up to a maximum of 10% of the value of claimed delivery.

This will apply also to orders that do not correspond to a full truck load.

6. PURCHASE ORDERS / SPECIFICATIONS

IP is allowed to enter purchase orders based on following Minimum Order Quantity

Minimum order quantities are defined by each items. MOQ are provided in Annex 2.1 – “PRICE LIST”

7. TRIALS/MEET COMPETITION

IP reserves the right to run trials to investigate new and more cost-efficient technology or that is more appropriate for IP’s application at any time without prior approval or notification to Supplier. Supplier will be given the opportunity by IP to meet new performance requirements and/or costs established from these trials.

IP reserves the right to consult market competitions on yearly basis to assess the competitiveness of the pricing proposed by the Supplier. Supplier will be given the opportunity by IP to meet new requirements and/or costs established from these consultation.

8. SUBCONTRACTORS

Supplier will act as general contractor. Supplier is not allowed to use any subcontractors without IP’s prior written approval. In the event of breaching this clause the Supplier will pay to IP liquidated damages of 100,000 EUR, without prejudice to IP’s claims for damages exceeding that amount.

9. GOVERNING LAW

The validity and interpretation of this Agreement and of the rights and obligations of the parties hereto shall be governed and construed according to the Law of Belgium.

Signed in two counterparts.

PAPETERIES D’ESPALY		IP Belgian Services Company SRL,

/s/ Olivier Gazengel		/s/ Danny Pieters
By:	Olivier Gazengel	By:	Danny Pieters
Title:	Directeur Général	Title:	Proxyholder Director Global Sourcing EMEA
Date:		Date:

List of Annexes:

Annex 1: List of IP Facilities

Annex 2: Prices and Price Revision Formula

ANNEX 1 – LIST OF FACILITIES

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ANNEX 2 - PRICE LIST & PRICE REVISION MECHANISM

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